Exhibit 99.1
Resource Capital Partners, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended September 30, 2009 and 2008

Report of Independent Certified Public Accountants

Stockholder and Board of Directors
Resource Capital Partners, Inc.

We have audited the consolidated balance sheet of Resource Capital Partners, Inc. (a Delaware corporation) (collectively, the “Company”) and subsidiaries as of September 30, 2009, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Resource Capital Partners, Inc. and subsidiaries as of and for the year ended September 30, 2008 were audited by other auditors. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 16, 2009.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2009 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Resource Capital Partners, Inc. and subsidiaries as of September 30, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania

January 8, 2010

Resource Capital Partners, Inc. and subsidiaries

CONSOLIDATED BALANCE SHEETS

	September 30,
	2009	2008
ASSETS

Cash	$566,892	$767,125
Receivables from managed entities, net	10,216,589	7,648,030
Loan to managed entity	1,130,719	620,325
Investments in unconsolidated entities	8,265,407	8,695,702
Property and equipment, net	409,741	472,366
Prepaid expenses and other	15,301	440,247
Total assets	$20,604,649	$18,643,795

LIABILITIES AND STOCKHOLDER’S EQUITY

Liabilities:
Accounts payable and accrued liabilities	$176,491	$373,361
Due to Parent and affiliates	16,955,850	13,978,052
	17,132,341	14,351,413

Commitments

Stockholder’s equity:
Common stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	1	1
Additional paid-in capital	3,000,000	3,000,000
Retained earnings	472,307	1,292,381
Total stockholder’s equity	3,472,308	4,292,382
	$20,604,649	$18,643,795

The accompanying notes are an integral part of these statements.

Resource Capital Partners, Inc. and subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2009	2008
Revenues:
Fee income	$4,344,406	$4,912,054
Gain on sale of investments	53,777	708,916
Rental income	−	346,826
Interest	37,958	269,360
	4,436,141	6,237,156

Cost and expenses:
General and administrative	4,677,343	6,066,797
Equity in losses of unconsolidated entities	849,677	783,801
Parent allocation of general and administrative	231,821	217,214
Rental expense	−	133,750
	5,758,841	7,201,562

Loss before income tax benefit	(1,322,700)	(964,406)
Income tax benefit	502,626	362,307
Net loss	$(820,074)	$(602,099)

The accompanying notes are an integral part of these statements.

Resource Capital Partners, Inc. and subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholder’s
	Shares	Amount	Capital	Earnings	Equity
Balance at September 30, 2007	100	$1	$3,000,000	$1,894,480	$4,894,481

Net loss	−	−	−	(602,099)	(602,099)

Balance at September 30, 2008	100	1	3,000,000	1,292,381	4,292,382

Net loss	−	−	−	(820,074)	(820,074)

Balance at September 30, 2009	100	$1	$3,000,000	$472,307	$3,472,308

The accompanying notes are an integral part of these statements.

Resource Capital Partners, Inc. and subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(820,074)	$(602,099)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	62,307	310,863
Interest on loan from managed entity	(6,067)	(21,841)
Gain on sale of investments	(53,777)	−
Gain on sale of bridge investments	−	(695,312)
Equity in losses of unconsolidated entities	849,677	783,801
Distributions from unconsolidated entities	667,933	871,361
Change in operating assets and liabilities:
Receivables and loan from managed entities, net and other assets	(2,143,613)	(2,705,758)
Accounts payable and accrued liabilities	(196,870)	(32,700)
Net cash used in operating activities	(1,640,484)	(2,091,685)

Cash flows from investing activities:
Capital expenditures	318	(62,183)
Proceeds from sale of investments	570,111	−
Capital expenditures for bridge investment	−	(119,289)
Proceeds from sale of bridge investments	−	7,704,922
Net cash paid for bridge investments	−	(2,544,430)
Borrowings from managed entity	(504,327)	(598,484)
Investments in unconsolidated entities	(1,603,649)	(4,068,041)
Net cash (used in) provided by investing activities	(1,537,547)	312,495

Cash flows from financing activities:
Principal payments on acquisition borrowings	−	(1,001)
Borrowings from (repayments to) Parent, net	2,977,798	(3,160,273)
Net cash provided by (used in) financing activities	2,977,798	(3,161,274)

Decrease in cash	(200,233)	(4,940,464)
Cash at the beginning of period	767,125	5,707,589
Cash at the end of period	$566,892	$767,125

The accompanying notes are an integral part of these statements.

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2009 and 2008

NOTE A - ORGANIZATION AND NATURE OF OPERATIONS

Resource Capital Partners, Inc. (the “Company”) was incorporated in August 2002 in the state of Delaware.  The Company is a wholly-owned subsidiary of Resource Real Estate, Inc. which is a wholly-owned subsidiary of Resource America, Inc. (the “Parent”), a publicly traded company (NASDAQ: REXI), which operates in the real estate, financial fund management, and commercial finance sectors.

As of September 30, 2009, the Company’s real estate operations includes the management of eight limited partnerships, five limited liability companies and seven Tenant-in-Common (“TIC”) programs (collectively the “Managed Entities”).

The Company owns the following equity interests in investments in unconsolidated entities at September 30, 2009:

Name of Investee	Member interest	General Partner interest	Limited Partner interest
AR Real Estate Investors, LLC (“AR”)	10.00%
Resource Real Estate Investors, LP (“R1”)		.01%	10.60%
Resource Real Estate Investors II, LP (“R2”)		.01%	5.37%
Resource Real Estate Investors III, LP (“R3”)		.01%	6.58%
Resource Real Estate Investors IV, LP (“R4”)		.01%	5.00%
Resource Real Estate Investors V, LP (“R5”)		.01%	5.26%
Resource Real Estate Investors 6, LP (“R6”)		.01%	5.00%
Resource Real Estate Investors 7, LP (“R7”)		.01%	5.00%
Resource Real Estate Opportunity Fund, LP (“Opp Fund”)		.01%	0.00%
Island Tree Partners, LLC (“IT”)	10.00%
Cypress Landing Partners, LLC (“CL”)	10.00%

The Company supports its Managed Entities by making long-term investments.  The Company records equity in losses from these investments primarily as a result of depreciation and amortization expense recorded by the unconsolidated entities.  In addition, from time-to-time, the Company makes bridge investments in underlying real estate properties and loans to facilitate acquisitions by the Managed Entities. As investors are admitted to the Managed Entities, the Company transfers the bridge investment at the Company’s original cost and recognizes gains approximately equal to any previously recognized operating losses.

In connection with a bridge investment in rental property, rental revenue is primarily derived from the rental of residential housing units with lease agreement terms of approximately twelve months.  The Company recognizes revenue in the period that rent is earned, which is typically on a monthly basis.

In March 2007, the Company acquired a real estate property for a TIC property program for $5.4 million as a bridge investment.  During the fiscal year ended September 30, 2008, as TIC investors were admitted to the TIC, the Company received a total of $3.6 million.

(Continued)

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE A - ORGANIZATION AND NATURE OF OPERATIONS - Continued

In August 2007, as another bridge investment, the Company acquired a mezzanine note at a discount for a cost of $1.6 million, with a face value of $2.0 million and a stated interest rate of 10.27%.  In December 2007, the Company sold its interest in this note to R5 for $1.6 million and recognized as income an acquisition fee of $79,964.

In connection with another bridge investment, the Company acquired a multifamily, residential property on April 23, 2008 in Portland, Maine (“Tamarlane”) for a contract purchase price of $12.25 million, of which $9.9 million was financed through non-recourse debt and a total cash outlay of $2.5 million, including closing costs.  The property was purchased by R7 on July 31, 2008 for $2.5 million.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

2. Use of Estimates

Preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  The Company makes estimates of its discount on receivables. Actual results could differ from these estimates.

3. Investments in Unconsolidated Entities

Investments in Managed Entities are accounted for using the equity method.  These entities are not consolidated in the accompanying financial statements, since the Company has less than a 50% ownership interest in them, and in the case of the limited partnerships, the limited partners have the ability to remove the Company as the general partner.

4. Loan to Managed Entity

The loan is stated at the amount of unpaid principal. Interest is calculated based upon the principal amount outstanding.

5. Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable.  If it is determined that estimated future cash flows derived from long-lived assets will not be sufficient to recover their carrying amounts, an impairment charge will be recorded to reduce the carrying amounts to the assets’ estimated fair value.

(Continued)

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6. Property and Equipment and Depreciation

Property and equipment are stated at cost.  Depreciation is provided by use of the straight-line method over the estimated useful lives or lease term of the assets as of the date they were placed in service.  The estimated useful lives of depreciable assets are 3 to 7 years for computer software, computer equipment, and furniture and fixtures.  Leasehold improvements are amortized over the lease term.

7. Comprehensive Loss

Comprehensive loss includes net loss and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources.  The Company has no components of comprehensive loss other than net loss for the fiscal years ended September 30, 2009 and 2008.

8. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of periodic temporary investments of cash.  At September 30, 2009, the Company had $666,436 of deposits at a bank, of which $416,075 was over the insurance limit of the Federal Deposit Insurance Corporation.  No losses have been experienced on such investments.

In addition, the Company’s receivables from Managed Entities are comprised of unsecured amounts. The Company evaluated the collectability of these receivables and records a discount in the event the entities are unable to repay the Company in the near term. In the event that any of these entities fail, the corresponding receivable balance would be at risk.

9. Revenue Recognition

The Company records acquisition fees of 1% to 1.75% of the net purchase price of properties acquired by the Managed Entities it sponsors and financing fees equal to 1.75% of the debt obtained or assumed related to the properties acquired.  The Company recognizes these fees when its Managed Entities acquire the properties and obtain the related financing.

Additionally, the Company records an annual investment management fee from its limited partnerships equal to 1% of the gross offering proceeds of each partnership for its services.  The Company records an annual asset management fee from its TIC programs equal to 1% and one limited liability company equal to 1.5% of the gross revenues from the property in connection with its performance of its asset management responsibilities.  These investment management fees and asset management fees are recognized monthly when earned and are discounted to the extent that these fees are deferred.

(Continued)

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008
NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

The Company also receives a monthly property management fee from the properties equal to 5% of either the gross rental receipts or gross operating revenue.  The Company recognizes the revenue for the property management fees as the revenues are earned.  The Company typically subcontracts to Resource Real Estate Management, Inc. (“RREMI”), an affiliate of the Company, its property management obligations for a fee equal to a percentage of the gross operating revenues; this percentage ranges from 3% to 4%.  In the consolidated statements of operations the property management fee is included in fee income net of the sub-management fee paid to RREMI.

The Company is entitled to receive from R5 and R6 an acquisition fee equal to 5% of the purchase price of investments in mezzanine notes secured by multifamily residential properties.  The Company earns a monthly debt management fee from R5 and R6 equal to 2% per annum of the gross offering proceeds allocated to the mezzanine notes.

10. Advertising

Advertising costs are expensed as incurred.  Included in General and Administrative are advertising expenses of $458,000 and $635,000 for the fiscal years ended September 30, 2009 and 2008, respectively.

11. Supplemental Cash Flow Statement Information

All income taxes are paid by the Parent on a consolidated basis; accordingly, the Company made no payments for income taxes in either period presented.

Cash paid for interest during the fiscal years ended September 30, 2009 and 2008 was $-0- and $97,000, respectively. The interest paid relates to the financing of a bridge investment in a property.

12. Employee Benefit Plan

The Parent sponsors and the Company’s employees are included in an Employee Retirement Savings Plan and Trust under Section 401(k) of the Internal Revenue Code which allows Company employees to defer up to 15% of their income, subject to certain limitations, on a pretax basis through contributions to the savings plan.  The Parent matches up to 50% of each employee’s contribution, subject to certain limitations.  The Company’s share of salary and benefit expense includes an allocation for the costs of this plan.  The Company recorded compensation expense of $60,327 and $54,048 for matching contributions for the fiscal years ended September 30, 2009 and 2008, respectively.

13. Income Taxes

Effective October 1, 2007, the Company adopted the guidance for accounting for uncertainties in income taxes.  This clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority.  This adoption did not have a material impact on the Company’s consolidated balance sheets or statements or operations.

14. Reclassification

Receivables from managed entities, net were reclassified to loan to managed entity in the 2008 consolidated financial statements to conform to 2009 presentation.

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE C - INVESTMENTS IN UNCONSOLIDATED ENTITIES

The following is a summary of unaudited balance sheet information as of September 30, 2009 for the material unconsolidated entities in which the Company accounts for under the equity method and the amount of its net investment in that entity:

	R1	R2	R3	R4	R5
Land and building, net of accumulated depreciation	$25,673,490	$6,395,997	$44,470,353	$69,478,231	$90,143,569
Other assets	1,285,020	2,630,935	3,994,755	9,684,138	11,914,925
Total assets	$26,958,510	$9,026,932	$48,465,108	$79,162,369	$102,058,494

Mortgage notes payable	$24,341,447	$5,650,022	$35,980,000	$52,905,000	$72,175,000
Other liabilities	2,973,314	773,811	3,091,635	9,880,805	8,707,886
Partners’ capital	(356,251)	2,603,099	9,393,473	16,376,564	21,175,608
Total liabilities and partners’ capital	$26,958,510	$9,026,932	$48,465,108	$79,162,369	$102,058,494

Net investment, audited	$35,039	$202,278	$798,199	$889,116	$1,263,361

	R6	R7	AR	IT	CL
Land and building, net of accumulated depreciation	$61,064,716	$52,892,811	$65,218,041	$17,207,848	$13,825,009
Other assets	8,626,361	15,283,589	3,283,862	308,457	278,358
Total assets	$69,691,077	$68,176,400	$68,501,903	$17,516,305	$14,103,367

Mortgage notes payable	$45,274,000	$41,227,861	$50,882,393	$13,454,000	$10,604,000
Other liabilities	2,774,133	1,571,770	3,480,677	427,883	318,276
Partners’ capital	21,642,944	25,376,769	14,138,833	3,634,422	3,181,091
Total liabilities and partners’ capital	$69,691,077	$68,176,400	$68,501,903	$17,516,305	$14,103,367

Net investment, audited	$1,420,488	$1,455,736	$1,123,199	$548,247	$528,416

(Continued)

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE C - INVESTMENTS IN UNCONSOLIDATED ENTITIES - Continued

The following is a summary of unaudited statement of operations information for the twelve month period ended September 30, 2009 for the material unconsolidated entities in which the Company accounts for under the equity method:

	R1	R2	R3	R4	R5
Revenues	$4,078,815	$884,636	$7,016,285	$11,381,385	$11,395,354

Costs and expenses:
Operating expenses	1,869,657	535,301	5,868,084	6,257,112	5,105,887
General and administrative	473,180	114,203	803,258	1,185,373	894,099
Net operating income	1,735,978	235,132	344,943	3,938,900	5,393,368
Loss of equity method investees	−	1,182,601	368,575	172,057	−
Interest	1,360,093	323,860	2,117,239	2,966,035	4,353,030
Depreciation and amortization	1,152,423	254,921	1,576,843	2,663,603	3,303,133
Net loss	$(776,538)	$(1,526,250)	$(3,717,714)	$(1,862,795)	$(2,260,795)

	R6	R7	AR	IT	CL
Revenues	$7,901,622	$6,217,109	$11,493,161	$1,887, 467	$1,759,424

Costs and expenses:
Operating expenses	5,306,609	3,265,689	5,516,845	857,992	945,514
General and administrative	2,713,941	551,709	1,163,742	111,135	134,408
Net operating income	(118,928)	2,399,711	4,812,574	918,340	679,502
Loss of equity method investees	−	−	38,820	−	−
Interest	2,538,172	1,886,855	3,500,976	855,282	671,955
Depreciation and amortization	2,826,929	2,870,366	3,792,983	710,840	512,315
Net loss	$(5,484,029)	$(2,357,510)	$(2,520,205)	$(647,782)	$(504,768)

(Continued)

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE C - INVESTMENTS IN UNCONSOLIDATED ENTITIES - Continued

The following is a summary of unaudited balance sheet information as of September 30, 2008 for the material unconsolidated entities in which the Company accounts for under the equity method and the amount of its net investment in that entity:

	R1	R2	R3	R4	R5
Land and building, net of accumulated depreciation	$26,169,328	$6,610,340	$45,015,699	$70,717,530	$90,778,511
Other assets	1,573,457	4,357,699	5,721,682	12,744,595	15,468,400
Total assets	$27,742,785	$10,968,039	$50,737,381	$83,462,125	$106,246,911

Mortgage notes payable	$24,645,106	$5,680,000	$35,980,000	$52,905,000	$72,175,000
Other liabilities	2,383,431	607,928	2,351,896	11,024,962	9,382,497
Partners’ capital	714,248	4,680,111	12,405,485	19,532,163	24,689,414
Total liabilities and partners’ capital	$27,742,785	$10,968,039	$50,737,381	$83,462,125	$106,246,911

Net investment, audited	$119,826	$287,323	$755,792	$953,185	$1,451,938

	R6	R7	AR	IT	CL
Land and building, net of accumulated depreciation	$61,007,495	$12,609,365	$93,527,114	$17,055,764	$13,036,058
Other assets	15,431,016	5,495,298	4,210,962	304,550	486,583
Total assets	$76,438,511	$18,104,663	$97,738,076	$17,360,314	$13,522,641

Mortgage notes payable	$45,274,000	$9,927,506	$69,676,034	$13,454,000	$10,604,000
Other liabilities	2,127,358	559,991	3,611,009	226,345	287,075
Partners’ capital	29,037,153	7,617,166	24,451,033	3,679,969	2,631,566
Total liabilities and partners’ capital	$76,438,511	$18,104,663	$97,738,076	$17,360,314	$13,552,641

Net investment, audited	$1,705,803	$443,201	$1,752,206	$638,952	$597,054

(Continued)

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE C - INVESTMENTS IN UNCONSOLIDATED ENTITIES - Continued

The following is a summary of unaudited statement of operations information for the twelve month period year ended September 30, 2008 for the material unconsolidated entities in which the Company accounts for under the equity method:

	R1	R2	R3	R4	R5
Revenues	$3,896,062	$848,009	$6,901,988	$10,996,582	$11,481,737

Costs and expenses:
Operating expenses	1,760,582	388,742	3,930,689	4,061,303	3,828,808
General and administrative	439,992	251,003	910,705	2,894,940	1,716,406
Net operating income	1,695,488	208,264	2,060,594	4,040,339	5,936,523
Loss of equity method investees	−	683,727	433,853	96,999	−
Interest	1,396,466	312,646	1,992,492	2,856,081	4,140,382
Depreciation and amortization	1,066,664	261,490	1,573,145	3,178,278	4,876,484
Net loss	$(767,642)	$(1,049,599)	$(1,938,896)	$(2,091,019)	$(3,080,343)

	R6	R7	AR	IT	CL
Revenues	$5,707,400	$272,843	$13,905,425	$504,108	$438,989

Costs and expenses:
Operating expenses	2,584,729	108,564	4,707,861	168,688	201,525
General and administrative	1,068,277	58,294	2,103,597	55,562	46,662
Net operating income	2,054,394	105,985	7,093,967	279,858	190,802
Interest	1,715,799	97,652	3,888,749	217,921	171,210
Depreciation and amortization	2,854,995	143,785	4,051,848	238,853	164,222
Net loss	$(2,516,400)	$(135,452)	$(846,630)	$(176,916)	$(144,630)

NOTE D - LOAN TO MANAGED ENTITY

The following is a summary of the changes in the Company’s loan to managed entity as of September 30,

	2009	2008
Loan:
Balance, beginning of year	$620,325	$	−
Additions	504,327		598,484
Accrued interest income	6,067		21,841
Balance, end of year	$1,130,719		$620,325

As of September 30, 2009 and 2008, the Company did not record an allowance for credit losses.

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE E - PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of September 30,

	2009	2008
Leasehold improvements	$384,183	$384,183
Computer equipment	67,031	67,349
Computer software	6,832	6,832
Furniture and fixtures	91,893	91,893
	549,939	550,257
Less accumulated depreciation	(140,198)	(77,891)
	$409,741	$472,366

NOTE F - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has ongoing relationships with the following related parties:

Relationship with Brandywine Construction & Management, Inc, (“BCMI”).  In March 2008, the Parent sold a 19.99% interest in an affiliate of the Company to a limited liability company owned by Adam Kauffman, President of BCMI.  The chairman of the Parent is also the Chairman and minority stockholder of BCMI.  The Company received fees of $155,100 for services performed relating to the sale.

Relationship with Resource Commercial Mortgages, Inc. (“RCM”).  In the fiscal year ended September 30, 2008, the Company received due diligence fees of $300,000 from RCM, an affiliate of the Company, for services performed relating to the sale of a partnership interest held by RCM to a third party.

Relationship with Managed Entities.  In the fiscal years ended September 30, 2009 and 2008, the Company recognized fees from real estate investment partnerships and TIC programs it sponsored, and in which it is the general partner or managing member, of approximately $4.0 and $4.1 million, respectively.

During the fiscal year ended September 30, 2008, the Company loaned $6.5 million to an affiliated real estate limited partnership to facilitate the purchase of two properties.  The note bore interest at the prime rate and was repaid in full during the fiscal year ended September 30, 2008.  The Company earned interest income of $49,833 while the note was outstanding.

In addition, during the fiscal year ended September 30, 2008, the Company loaned $1.9 million to an affiliated real estate limited partnership when the partnership purchased Tamarlane.  The note bore interest at the prime rate and was repaid in full during the fiscal year ended September 30, 2008.  The Company earned interest income of $4,381 while the note was outstanding.

(Continued)

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE F - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - Continued

The Company loaned an affiliate $1.9 million during the fiscal year ended September 30, 2007 to acquire a 5% joint venture interest.  The loan was repaid in full during the fiscal year ended September 30, 2008.  The Company earned interest income of $102,719 while the loan was outstanding.  The joint venture acquired a portfolio of loans from the Department of Housing and Urban Development (“HUD”).  The affiliate assigned its rights to any fees earned from the joint venture to the Company.  The Company earned management fees of $240,600 and $318,500 from this joint venture during the fiscal years ended September 30, 2009 and 2008, respectively.

During the fiscal year ended September 30, 2008, the Company agreed to advance up to $2.0 million under a revolving note to an affiliated real estate limited partnership bearing interest at the prime rate.  Amounts drawn are due upon demand.  As of September 30, 2009 and 2008, $1,131,719 and $620,325 had been drawn.  During the fiscal year ended September 30, 2009 and 2008, the Company earned $6,067 and $21,841, respectively in interest income.

Relationship with Ledgewood Law Firm (“Ledgewood”).  Until March 2006, a current executive of the Parent was the managing member of Ledgewood.  This executive remained of counsel to Ledgewood through June 2007, at which time he became Executive Vice President of the Parent.  In connection with his separation, this executive will receive payments from Ledgewood through 2013.  Until April 1996, the Chairman of the Board of the Parent was of counsel to Ledgewood, which provides legal services to the Company.  The Chairman receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest in the firm.  The Company paid Ledgewood $7,362 and $39,000 in fees for legal services rendered to the Company during the fiscal years ended September 30, 2009 and 2008, respectively.

Relationship with Parent.  Amounts advanced from the Parent for investment in TIC programs accrue interest at the prime rate.  Accrued interest of approximately $44,760 is included in the amount due to the Parent at both September 30, 2009 and 2008.

Certain employees of the Parent, including its executive officers, also perform services for the Company.  The Company is allocated a share of the salary and benefit expenses for those individuals based on estimated time expended on activities for the Company.  Further, the Parent leases office space that is also utilized by the Company.  In March 2006, the Company entered into a sublease agreement with the Parent for a term of 13 years.  The sublease agreement was amended in December 2007.  A fixed percentage of the Parent’s rent, taxes and common area maintenance charges are allocated to the Company.

Future minimum annual rentals under the sublease for the five years subsequent to September 30, 2009 are as follows:

2010	$65,446
2011	68,064
2012	70,786
2013	73,565
2014	76,489
Thereafter	391,572
$745,922

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE G - INCOME TAXES

The Parent and its subsidiaries file a consolidated federal income tax return which includes the Company.  The income tax benefit recorded by the Company is an allocation from the Parent based on its estimated effective tax rates applied to the taxable loss of the Company.  The related tax receivable is included as a component of due to Parent and affiliates and includes amounts related to deferred income taxes, which are provided for the effects of temporary differences between the book basis and the tax basis of assets in the consolidated balance sheets of the Parent.  These temporary differences result in either taxable or deductible amounts in future years.

NOTE H - FAIR VALUE OF FINANCIAL INSTRUMENTS

Assets and liabilities are categorized into one of three levels based on the assumptions (inputs) used in valuing the asset or liability.  Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment.  The three levels are defined as follows:

Level 1 − Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 − Observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3 − Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and that are, consequently, not based on market activity, but upon particular valuation techniques.

As of September 30, 2009, the fair values of the Company’s financial assets and liabilities recorded at fair value on a recurring basis were as follows:

	Level 1		Level 2		Level 3	Total
Assets:
Receivables from managed entities	$	−	$	−	$5,852,750	$5,852,750

The following table presents additional information about assets which are measured at fair value on a recurring basis for which the Company has utilized Level 3 inputs to determine fair value during fiscal 2009:

Receivables from managed entities
Balance, beginning of year	$3,210,719
Discount	(393,665)
Advances and repayments, net	3,035,696
Balance, end of year	$5,852,750

Receivables from managed entities.  The Company recorded a discount on certain of its receivable balances due from its managed entities due to the extended term of the repayment to the Company.  The discount was computed based on estimated inputs, including the repayment term (Level 3).

16

Resource Capital Partners, Inc. and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Years ended September 30, 2009 and 2008

NOTE I - COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are party to routine legal proceedings arising out of the ordinary course of business.  Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition or results of operations.

On January 19, 2009, Opp Fund commenced operations.  The Company is the general partner and has committed to purchase units equal to not less than 5% of the fund’s gross offering proceeds.  The Company will purchase its share at the close of funding.

The Company agreed to advance up to $2.0 million under a revolving note to an affiliated real estate limited partnership bearing interest at the prime rate.  Amounts drawn are due upon demand.  As of September 30, 2009, $1,130,719 had been drawn.

Guarantees

Guaranty of Parent loan.  Along with 40 other wholly owned subsidiaries of the Parent, the Company became a co-guarantor on a revolving credit facility with TD Bank (previously Commerce Bank, N.A.) in May 2007.  The Company does not believe it is probable that any payments will be required and accordingly, no liabilities for these obligations have been recorded in the consolidated financial statements.

Current guarantees.  Senior lien financing obtained with respect to property acquired by a real estate investment partnership is obtained on a non-recourse basis, with the lender’s remedies limited to the property securing the senior lien financing.  Although non-recourse in nature, this financing is subject to standard limited exceptions, which the Company has guaranteed (“carveouts”).  These carveouts expire as the related indebtedness is paid down over the next ten years.  The Company has control over the operations of the underlying assets which mitigates the potential risk associated with these carveouts and, accordingly, no liabilities for these obligations have been recorded in the company’s consolidated financial statements.  To date, the Company has not been required to make any carveout payments.  The Company does not believe it is probable that any payments will be required and accordingly, no liabilities for these obligations have been recorded in the consolidated financial statements.

NOTE J - SUBSEQUENT EVENT

The Company has evaluated subsequent events through January 8, 2010, and determined there were no events that have occurred that would require adjustments to the consolidated financial statements.